Exhibit 23.4

Consent of Black Mountain Technology

In connection with U.S. Geothermal Inc’s registration statement on Form S-3 (the “Registration Statement”) under the United States Securities Act of 1933, I, Susan Petty, on behalf of Black Mountain Technology (“Black Mountain”), hereby consent to the use of Black Mountain’s name and to the use of the “Empire Geothermal Project Evaluation” dated August 2006, as updated March 2008, references to the Technical Report, or portions thereof, or information derived from the Technical Report, in the Registration Statement.

Dated at Seattle, WA, this 13 day of May, 2008.

/s/ Susan Petty
Name:	Susan Petty
Title:	Principal and Owner